


                                   EXHIBIT 11


                                                      NINE MONTHS ENDED      YEAR ENDED         YEAR ENDED
                                                      DECEMBER 31, 1996    MARCH 31, 1996     MARCH 31, 1995
                                                      -----------------    ---------------    ---------------
Weighted average shares of common stock                      3,392,000          3,392,000          3,392,000

Weighted average shares of preferred stock                   1,635,474          1,635,474            465,781

Common stock issued within one year of IPO     (1)             173,758            173,758            173,758

Preferred stock issued within one year of IPO  (2)             113,475            113,475            113,475

Stock options issued within one year of IPO    (3)             166,267            166,267            166,267
                                                       ---------------      -------------      -------------

Weighted average shares of common stock
  and common stock equivalents                               5,480,974          5,480,974          4,311,280
                                                       ===============      =============      =============

Net income (loss)                                      $       833,702      $     299,343      $     463,499
                                                       ===============      =============      =============

Net income (loss) per share                            $          0.15      $        0.05      $        0.11
                                                       ===============      =============      =============


(1) Reflects the incremental number of shares of common stock issued within one year of the proposed Initial Public Offering (IPO) at prices below the IPO price as calculated under the treasury stock method.

(2) Reflects the incremental number of shares of preferred stock issued within one year of the IPO at prices below the IPO price as calculated under the treasury stock method.

(3) Reflects the incremental number of shares of common stock that could be acquired by options within one year of the proposed IPO that contain exercise prices below the IPO price as calculated under the treasury stock method.